As filed with the Securities and Exchange Commission on February 15, 2005.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OYO GEOSPACE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	76-0447780
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7007 Pinemont Drive Houston, Texas	77040-6601
(Address of Principal Executive Offices)	(Zip Code)

OYO GEOSPACE CORPORATION 1999 BROAD-BASED OPTION PLAN

(Full title of the plan)

GARY D. OWENS

OYO GEOSPACE CORPORATION

7007 Pinemont Drive

Houston, Texas 77040-6601

(Name and address of agent for service)

(713) 986-4444

(Telephone number, including area code, of agent for service)

With Copy to:

Fulbright & Jaworski L.L.P.

1301 McKinney, Suite 5100

Houston, Texas 77010

(713) 651-5151

Attention: Charles H. Still

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock ($.01 par value)	33,700 shares of Common Stock(1)	$18.88	$636,256.00	$74.89

(1)	Represents shares of Company Common Stock which may be issued as restricted stock grants or upon the exercise of options to be granted pursuant to the plan. Also includes an indeterminable number of shares of Company Common Stock issuable as a result of the anti-dilution provisions of such plan.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933 and based upon the average of the high and low sales price of a share of Company Common Stock on the NASDAQ National Market on February 11, 2005.

PART I

ITEM 1.	PLAN INFORMATION.*

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1993, as amended (the “Securities Act”) and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents are hereby incorporated by reference in this Registration Statement:

1.	the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004;

2.	the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2004;

3.	the Company’s Current Reports on Form 8-K filed on December 8, 2004, December 20, 2004, February 8, 2005, and February 10, 2005;

4.	the Company’s Current Report on Form 8-K/A filed on February 9, 2005;

5.	the description of the Registrant’s Common Stock, par value $.01 per share, contained in the Registration Statement on Form 8-A of the Registrant (File No. 001-13601), originally filed with the Commission on November 12, 1997, including any amendment or report filed for the purpose of updating such description; and

6.	all documents filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Securities Act”) subsequent to the date of the filing hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4.	DESCRIPTION OF THE SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Certificate of Incorporation and Bylaws of the Company together provide that the Company’s directors shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (the “DGCL”), or (iv) any transaction from which the director derived an improper personal benefit. The Certificate of Incorporation and Bylaws of the Company also provide that if the DGCL is amended to permit further elimination of limitation of the personal liability of the directors, then the liability of the Company’s directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

DGCL Section 102(b)(7) provides that the Company may indemnify a present or former director if such director conducted himself or herself in good faith and reasonably believed, in the case of conduct in his or her official capacity, that his or her conduct was in the Company’s best interests.

DGCL Section 145 provides that the Company may indemnify its directors and officers, as well as other employees and individuals (each an “Indemnified Party,” and collectively, “Indemnified Parties”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative, other than in connection with actions by or in the right of the Company (a “derivative action”), if an Indemnified Party acted in good faith and in a manner such Indemnified Party reasonably believed to be in or not opposed to the Company’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that the Company may only indemnify an Indemnified Party for expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such derivative action. Additionally, in the context of a derivative action, DGCL Section 145 requires a court approval before there can be any indemnification where an Indemnified Party has been found liable to the Company. The statute provides that it is not exclusive of other indemnification arrangements that may be granted pursuant to a corporation’s charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

3.1		Restated Certificate of Incorporation of OYO Geospace Corporation (incorporated by reference from Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 filed September 30, 1997 (Registration No. 333-36727)).

3.2		Restated Bylaws of OYO Geospace Corporation (incorporated by reference from Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 filed September 30, 1997 (Registration No. 333-36727)).

4.1	*	OYO Geospace Corporation 1999 Broad-Based Option Plan.

5.1	*	Opinion of Fulbright & Jaworski L.L.P.

23.1	*	Consent of PricewaterhouseCoopers LLP.

23.2	*	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1 to this Registration Statement).

24.1	*	Power of Attorney (included on page II-4).

*	Denotes exhibit filed herewith.

ITEM 9.	UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar volume of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, State of Texas, on February 8, 2005.

OYO GEOSPACE CORPORATION

By:	/s/ Gary D. Owens
Gary D. Owens
Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENT, that each individual whose signature appears below constitutes and appoints Gary D. Owens his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same and all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gary D. Owens Gary D. Owens	Chairman of the Board, President, Chief Executive Officer (Principal Executive Officer), and Director	February 8, 2005

/s/ Thomas T. McEntire Thomas T. McEntire	Chief Financial Officer (Principal Financial and Accounting Officer)	February 8, 2005

/s/ William H. Moody William H. Moody	Director	February 8, 2005

/s/ Katsuhiko Kobayashi Katsuhiko Kobayashi	Director	February 8, 2005

/s/ Ryuzo Okuto Ryuzo Okuto	Director	February 8, 2005

/s/ Thomas L. Davis Thomas L. Davis	Director	February 8, 2005

/s/ Michael J. Sheen Michael J. Sheen	Director	February 8, 2005

/s/ Charles H. Still Charles H. Still	Director	February 8, 2005

INDEX TO EXHIBITS

Exhibit Number		Description of Exhibits

3.1		Restated Certificate of Incorporation of OYO Geospace Corporation (incorporated by reference from Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 filed September 30, 1997 (Registration No. 333-36727)).

3.2		Restated Bylaws of OYO Geospace Corporation (incorporated by reference from Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 filed September 30, 1997 (Registration No. 333-36727)).

4.1	*	OYO Geospace Corporation 1999 Broad-Based Option Plan.

5.1	*	Opinion of Fulbright & Jaworski L.L.P.

23.1	*	Consent of PricewaterhouseCoopers LLP.

23.2	*	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1 to this Registration Statement).

24.1	*	Power of Attorney (included on page II-4 of this Registration Statement).

* Denotes exhibit filed herewith.